Exhibit 10.1

Memorandum of Understanding (MOU)

This Memorandum of understanding (“MOU”) is intended to set forth our agreement with respect to an arrangement pursuant to which Medical Innovation Holdings Inc. (“MIHI”) and Advanced Medical pricing Solutions (“AMPS”) will agree to work together in several initiatives, both organizations are pursuing to enhance their revenue streams, provide extended client services, and become more competitive in a crowded and growing healthcare marketplace.

Role and Responsibilities

Medical Innovation Holdings Inc. is a public company under the symbol MIHI. Our core business is to deliver state of the art telemedicine services to patients via our comprehensive integrated patient care platform. We are also pursuing other markets that include developing a health care sharing organization (HCSO) targeting the 58 million Hispanics in the USA.

Advanced Medical Pricing Solutions (AMPS) provides market leading healthcare cost containment solutions for various entities that serve and utilize the health care ecosystem. Their mission is to provide services designed and developed to help bring their clients attain their goals of materially reducing healthcare costs while keeping their members satisfied with quality healthcare benefits and optimized financial outcomes.

It is contemplated that the two companies will work together in their core areas to jointly bring solutions to the market that greatly expand the use of telemedicine as an outreach/ access tool and as a cost containment tool. MIHI’s HCSO will also seek to utilize AMPS’ national healthcare cost containment network via its healthcare navigators to service the coverage requirements of MIHI members enrolled in the HCSO. This combination allows both firms to accelerate the time to market while providing a much needed service.

Both firms understand that working together can act as a catalyst that changes the healthcare landscapes for MIHI and AMPS clients. Utilizing AMPS back and front end services will provide MIHI with a competitive advantage when it comes to price and access. AMPS have a series of additional services that MIHI will roll out as the market dictates and as the membership base grows.

/s/ Michael Dendy

(AMPS Chief Executive Officer)

/s/ Arturo Jake Sanchez

(MIHI Chief Executive Officer)